UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Rule 14a-101)
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__ )

☑	Filed by the Registrant	☐	Filed by a Party other than the Registrant

CHECK THE APPROPRIATE BOX:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12
IPG Photonics Corporation
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☑	No fee required.
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Explanatory Note

This proxy supplement, dated May 2, 2025 (this “Supplement”), supplements the definitive proxy statement of IPG Photonics Corporation (the “Company”) dated April 7, 2025 (the “Proxy Statement”), for the Company’s 2025 Annual Meeting of Stockholders to be held on May 20, 2025, at 10:00 am Eastern Time (the “Annual Meeting”).

THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT. EXCEPT AS SPECIFICALLY SUPPLEMENTED BY THE INFORMATION CONTAINED HEREIN, THIS SUPPLEMENT DOES NOT MODIFY ANY OTHER INFORMATION SET FORTH IN THE PROXY STATEMENT.

Composition Change to Nominating and Corporate Governance Committee

Today we are announcing that Natalia Pavlova has resigned from the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”), effective May 1, 2025. Ms. Pavlova will continue as a member of the Board and will continue to stand for election to the Board at the Annual Meeting.

This decision is in response to stockholder and proxy advisory firm feedback regarding the preference for the Nominating Committee to consist of solely independent directors. The Nominating Committee now consists of Kolleen Kennedy (Chair), Gregory Beecher and Eric Meurice, all of whom are independent directors as defined under the applicable rules of Nasdaq and the Securities Exchange Commission.

From and after the date of this Supplement, any reference to the Proxy Statement will be to the Proxy Statement as supplemented hereby. If you have already returned your proxy card or voting instruction form or otherwise provided voting instructions, you do not need to take any action unless you wish to change your vote.